Resolutions of Board of Directors of IFT Corporation
Amending Bylaws

The Board of Directors of IFT Corporation deemed it advisable and unanimously decided to amend the Bylaws of the corporation.

WHEREAS, the Board of Directors deemed it advisable and in the best interests of this Corporation to clearly define the scope and responsibilities of the Chief Executive Officer and the President capacities in the Corporation's Bylaws; and

NOW THEREFORE, be it

RESOLVED, that the Bylaws of this Corporation be amended by changing the Article and Sections thereof numbered IV, Sections 5 and 6, so that, as amended, said Article and Sections shall be and read as follows:

"SECTION 5.    The Chief Executive Officer. The Chief Executive Officer of the Corporation shall have the responsibility for and direction over the President and shall see that the President's duties are properly performed. The Chief Executive Officer shall always be subject, however, to the direction of the Chairman of the Board and Board of Directors. At the request of the Chairman of the Board or, in the case of the Chairman of the Board's absence or inability to act, the Chief Executive Officer, if a director, shall perform the duties of the Chairman of the Board and when so acting shall have all the powers of, and be subject to all the restrictions upon, the Chairman of the Board."; and

"SECTION 6.    The President. The President shall be the Chief Operating Officer of the Corporation and shall have the general and active supervision and direction over the other officers, agents and employees and shall see that their duties are properly performed; the President shall always be subject, however, to the direction of the Chief Executive Officer. In general, the President shall have such other powers and shall perform such other duties as usually pertain to the office of President or as from time to time may be assigned to him by the Chief Executive Officer or these By-laws."

The undersigned, Fitzpatrick M. Estriplet, certifies that he is the duly elected Secretary of this Corporation and that the above is a true and correct copy of the resolution that was duly and unanimously adopted by the Board of Directors in accordance with Delaware General Corporation Law and the Bylaws of the Corporation on January 28, 2005. I further certify that such resolution is now in full force and effect.

Dated: February 3, 2005

 /s/ Fitzpatrick M. Estriplet
Corporate Secretary

 Fitzpatrick M. Estriplet
Printed Name